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FOR IMMEDIATE RELEASE
                                                     Contacts:
                                                     Motorola, Inc.
                                                     Faye Bergemann
                                                     847-576-6641

                                                     Printrak International Inc.
                                                     Cameron Triebwasser
                                                     714-238-2058
                                                     Robert Jaffe
                                                     310-207-9300


                   MOTOROLA TO ACQUIRE PRINTRAK INTERNATIONAL


                 ACQUISITION EXPANDS PORTFOLIO OF SOLUTIONS FOR
                        PUBLIC SAFETY AND CIVIL CUSTOMERS

         SCHAUMBURG, Ill. and ANAHEIM, Calif., August 29 /PRNewswire/ -- Motorola, Inc. (NYSE: MOT - NEWS) and Printrak International Inc. (Nasdaq: AFIS
- NEWS) today announced the signing of a definitive agreement under which Motorola will acquire the Anaheim, Calif.-based supplier of software and related services for public safety and other customers.

         Printrak is a worldwide supplier of enterprise software and related services for information management and decision support. Printrak's technology offerings include automated fingerprint identification (AFIS), computer-aided dispatch (CAD), and records management (RMS) software and hardware systems targeted at national, state and local governmental and civil agencies. Motorola is one of the world's leading providers of analog and digital two-way voice and data radio communications products, systems and services for public safety and other customers worldwide.

         "This acquisition represents a significant step forward in Motorola's commitment to provide total solutions to public safety and other customers," said Robert L. Barnett, Motorola executive vice president and president of the company's Commercial, Government and Industrial Solutions Sector (CGISS). "Our public safety customers are seeking increasingly sophisticated command and control solutions that integrate the radio network console, computer-aided dispatch and record management systems. This acquisition is designed to address that growing need; it represents an ideal blending of Motorola's leadership in wireless communications and Printrak's enterprise-wide application software, biometric and data management expertise."

         "We are excited about joining the Motorola family of businesses," stated Daniel A. Crawford, president of Printrak. "Motorola is widely recognized as a leading worldwide provider of two-way radio communications systems, and Printrak is a leading provider of information management and decision-support software for community safety and security


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applications. This acquisition builds on the strengths of both companies. Most importantly, it is a win for our industry and our customers, who will benefit from the synergy created by our combined portfolios."

         Under the agreement Motorola will pay approximately $160 million in total, or $12.14 per share, for all of the common stock and common stock equivalents of Printrak in a cash for stock merger transaction. The merger consideration represents approximately a 36 percent premium over the last 60 days average closing stock price for Printrak. The transaction is subject to customary regulatory approvals and other closing conditions and is expected to be completed in the fourth quarter of this year.

         Printrak has approximately 600 employees worldwide. In addition to its headquarters in Anaheim, Calif., it has facilities in Irvine, Calif., and Boulder, Colo., in the U.S., as well as international operations including offices in the United Kingdom and Australia.

         Motorola's planned acquisition of Printrak follows the company's 1999 acquisition of Software Corporation of America (SCA), which develops wireless software applications and middleware for public safety and other customers. Taken together, these acquisitions strengthen Motorola's ability to provide customers with comprehensive solutions.

         About Printrak International

                  Printrak International Inc. (Nasdaq: AFIS - NEWS) is a global supplier of enterprise software and related services for information management and decision support that ensures community safety and security. The company's suite of networked applications provides comprehensive management of government records for rapid access and analysis of critical and time-sensitive public information. The systems operate by gathering, validating, warehousing, mining and distributing mission critical data to government agencies and businesses using private networks, the Internet or wireless services. Printrak technology also provides the positive identification infrastructure necessary to reduce fraud and enhance data exchange. The company's systems serve national, state, county and municipal agencies in 36 countries. http://www.printrakinternational.com

           About Motorola

                  Motorola, Inc. (NYSE: MOT - NEWS) is a global leader in providing integrated communications solutions and embedded electronic solutions. These include:

                        -- communications products and systems, as well as networking and Internet-access products, for consumers, network operators, and commercial, government and industrial customers.

                        -- Digital and analog systems and set-top terminals for broadband cable television operators.

                        -- Embedded semiconductor solutions for customers in the networking and computing, transportation, wireless communications and imaging and entertainment industries.


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                        --    Embedded electronic systems for automotive,
                              communications, imaging, manufacturing systems, computer, consumer and industrial markets.

         Sales in 1999 were $33.1 billion. http://www.motorola.com
SOURCE: MOTOROLA INC.